EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of December 17, 2014, by and between ReWalk Robotics, Inc., a Delaware corporation (the "Company"), with offices at 33 Locke Dr Suite 204 Marlboro, MA 01752 and Kevin Hershberger (the "Employee") of 158 Kettle Hole Rd, Bolton, Ma. 01740.

WITNESSETH:

WHEREAS the Company desires to enter into employment with the Employee for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

1.Employment. (a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, beginning on January 1, 2015 and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

(b)    The Employee affirms and represents that as of the commencement of his employment by the Company on January 1, 2015, he will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.
2.Term of Employment. (a) Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on January 1, 2015 through January 1, 2016 (the "Initial Term").

(b) The term of the Employee's employment under this Agreement shall be automatically renewed for additional twelve month terms (the "Renewal Term") upon the expiration of the Initial Term or Additional Terms unless the Company or the Employee delivers to the other, at least ninety (90) days prior to the expiration of the Initial Term or Additional Terms, written notice specifying that the term of the Employee's employment will not be renewed at the end of the Initial or Additional Terms. If the contract is not renewed the severance terms of section 10(b) would take effect. The period from January 1, 2015 through January 1, 2016 or, in the event that the Employee's employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2(b), such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".
3.Duties. The Employee shall be employed as the Chief Financial Officer of the Company, shall faithfully and competently perform such duties as inhere in such position and as are specified in the Bylaws of the Company and shall also perform and discharge such other executive employment duties and responsibilities as the CEO of the Company shall from time to time determine. The Employee shall perform his duties principally at the executive offices of the Company, with such travel to such other locations from time to time as the CEO of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the CEO of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability or non-profit public service activities, the Employee shall devote his full time throughout the Employment Term to the services required of him hereunder; The Employee shall render his business services exclusively to the Company (which term includes any of its subsidiaries or affiliates). During the Employment Term, the Employee shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, the Employee shall be entitled to participate as a director and investor in other business enterprises and to engage in activities related thereto so long as such participation and activities do not (i) involve a substantial amount of the Employee's time, (ii) impair the Employee's ability to perform his duties under this Agreement or (iii) violate the provisions of Section 12 of this Agreement.

4.Salary. As compensation for the complete and satisfactory performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of Two Hundred-Fifty Thousand Dollars ($250,000.00) (said amount, together with any increases thereto as may be determined from time to time by the Compensation Committee of the Company in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect. Employee shall additionally be eligible to participate in annual merit increases beginning January 1, 2016.
5.Bonus. The Employee will be eligible to participate in the Company's bonus plan, with eligibility for an annual bonus will of up to thirty-five percent (35%) of the Employee's then-base salary, assuming Company and individual objectives are met (the "Bonus"). Bonus percentage will be subject to specific objectives and accomplishments as are mutually agreed upon by the Board of Directors and the Employee. Payment of such bonuses will be subject to the approval of the Compensation Committee of the Board of Directors. Performance that exceeds the agreed upon objectives will allow for payment beyond the 35% target.
6.Sign On Bonus. The Employee will receive a one-time sign on bonus of $84,000 to be paid at the end of Q1 2015. If the employee leaves the company at any time during the first year, any pro-rated portion of the sign-on bonus remaining must be returned.
7.Equity Compensation. Pursuant to and subject to the terms of a stock option plan of the Company (the "SOP"), the Employee will be granted options to purchase shares of stock. Board approval of the shares and pricing will be done as soon as practically possible after commencing employment. The initial shares that have been approved by the compensation committee are 77,469 shares. (0.65% of outstanding shares). The company will consider additional equity awards on an annual basis as per the compensation policy approved by the shareholders.

8.	Other Benefits. During the Employment Term, the Employee shall:
(i)be eligible to participate (on terms at least as favorable as other executive employees) in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(ii)be entitled to fully paid Harvard Pilgrim Family (PPO) or equivalent medical and dental coverage under the Company's health care policy for its executive employees in accordance with the provisions of such Company health care policy, as the same may be in effect from time to time;

(iii)be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty (20) work days (four (4) calendar weeks); the Employee shall also be entitled to all paid holidays given by the Company to its senior executive officers;

(iv)be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

(v)be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect.

9.Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

(a)The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the

Company and any other present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) inventions; designs; specifications; materials to be used in products and manufacturing processes; customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; premium structures; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a non-confidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (z) that was in the possession of the Employee prior to disclosure by the Companies.

(b)The Employee shall not disclose, use or make known for his or another's benefit any Confidential information or use such Confidential information in any way except as is in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company at any third party's request for such information, which notice shall include the Employee's intent with respect to such request.

(c)The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

(d)The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

(e)The obligations of the Employee under this Section 8 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

(f)Without limiting the generality of Section 13 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 8 shall be binding upon the Employee's heirs, successors and legal representatives.

10.	Termination.

(a)The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

(i)death of the Employee;

(ii)the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

(iii)the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated "for cause" (as defined below); or

(iv)the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated other than pursuant to clause (i), (ii) or (iii) above.
The following actions, failures and events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause (iii) above: (A) an indictment for or conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, having committed a felony, (B) abuse of controlled substances or alcohol or acts of dishonesty or moral turpitude by the Employee that are detrimental to the Company, (C) acts or omissions by the Employee that the Employee knew were likely to damage the business of the Company, (D) negligence by the Employee in the performance of, or disregard by the Employee of, his material obligations under this Agreement or otherwise relating to his employment, which negligence or disregard continue un-remedied for a period of fifteen (15) days after written notice thereof to the Employee or (E) failure by the Employee to obey the reasonable and lawful orders and policies of the Board of Directors that are consistent with the provisions of this Agreement (provided that, in the case of an indictment described written notice of such proposed termination and a reasonable opportunity to discuss the matter with the CEO in clause (A) above, and in the case of clause (B), (C) or (E) above, the Employee shall have received of the Company, followed by a notice that the CEO of the Company adheres to its position.

(b)In the event that the Employee's employment is terminated pursuant to clause (iv) of Section 9(a) above, at any time during his employment, the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Salary and Bonus (and the replacement cost of his benefits as described in Section 7 above) at the time of such termination for a period from the date of such termination to the date which is six months after such termination.

(c)The employee shall be entitled to voluntary leave and receive severance as defined in Section 10 (b) if the company (i) moves the primary office more than 75 miles from the current location, (ii) reduces his title or primary responsibilities as CFO

(d)Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 9(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company's for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans.

(e)No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

(f)In the event of a change of control via a merger or acquisition of the company, the severance as outlined in section10 (b) would be modified as follows: If the employee is terminated in less than12 months post the closing of the change of control event; severance will increase from six months to twelve months.

11.Change of Control In the event the company is subject to a merger or acquisition where the employee is terminated in less than 12 months after the closing of the transaction, vesting of the outstanding equity will be accelerated.

12.	Non-Assignability.

(a)Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 10(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

(b)Except as required by Jaw, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

1l. Inventions. Any and all inventions, innovations or improvements ("inventions") made, developed or created by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Employment Term which may be directly or indirectly useful in, or relate to, the business of the Company shall be promptly and fully disclosed by the Employee to the Board of Directors of the Company and shall be the Company's exclusive property as against the Employee, and the Employee shall promptly deliver to an appropriate representative of the Company as designated by the Board of Directors all papers, drawings, models, data and other material relating to any inventions made, developed or created by him as aforesaid. The Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company's exclusive property as against the Employee or to vest in the Company title to such inventions as against the Employee. The expense of securing any such patent or copyright shall be borne by the Company.

12.Restrictive Covenants.

(a)Competition. During the Employment Term and, in the event the Employee's employment is terminated by the Company pursuant to clause (iii) or (iv) of Section 9(a) above, during the twelve (12) month period following such termination (provided that, in the case of a termination pursuant to clause (iv) of said Section 9(a), any payments required pursuant to Section 9(b) hereof are made in full and in a timely fashion)), the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant., independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with the Company within the meaning of Section 12(d), provided, however, that the provisions of this Section 12(a) shall not be deemed to prohibit the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company in competition with the Company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (!%) or more of any other business in competition with the Company. The geographic territory within which this Section 12(a) applies is all of the United States of America, Europe and Asia.

(b)Non-Solicitation. During the Employment Term and during the twelve (12) month period following the end of the Employment Term for any reason whatsoever (or, if later, the twelve (12) month period following termination of the Employee's employment with the Company), provided that payments, if any, required pursuant to Section 9(b) hereof are made in full and in a timely fashion, the Employee will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof.

(c)Non-Interference. During the Employment Term and, in the event the Employee's employment is terminated by the Company pursuant to clause (iii) or (iv) of Section 9(a) above, during the twelve (12) month period following such termination (provided that, in the case of a termination pursuant to clause (iv) of said Section 9(a), any payments required pursuant to Section 9(b) hereof are made in full and in a timely fashion)), the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of the Company if such action by him would have a material adverse effect on the business, assets or financial condition of the Company, or materially interfere with the relationship between any such person or entity and the Company.

(d)Certain Definitions. For purposes of this Section 10, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of the Company, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company, if such person or entity is engaged in a business involving robotic technologies designed to allow mobility of paralyzed patients.

(e)Certain Representations of the Employee. In connection with the foregoing provisions of this Section 12, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 12 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 12 (and. in Section 8 hereof) shall survive the expiration or termination of this Agreement.

(f)Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 12 hereof would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

13.Binding Effect. Without limiting or diminishing the effect of Section 8 or Section 12 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

14.Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

15.Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

16.    Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 8 or 12 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 8 or 12 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 8 or 12 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

17.Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

18.Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

19.Countemarts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

/s/ Kevin Hershberger         /s/ Larry Jasinski
Kevin Hershberger                        Larry Jasinski

158 Kettle Hole Rd                        Chief Executive Officer
Bolton, Ma. 01740                        ReWalk Robotics, Inc